 Exhibit 99.1

N86 W12500 Westbrook Crossing

Menomonee Falls, WI 53051

Contact:
For Immediate Release	Karen Bauer
Communications & Investor Relations Leader
262-293-1562

ACTUANT NAMES RANDAL W. BAKER PRESIDENT AND CHIEF EXECUTIVE OFFICER

MILWAUKEE, March 1, 2016 -- Actuant Corporation’s (NYSE:ATU) Board of Directors announced that

Randal W. Baker has been named President and Chief Executive Officer of the Company effective immediately. Mr. Baker has also been appointed to the Board of Directors. Effective with this transition, Actuant’s Board of Directors has appointed an independent director, Robert A. Peterson, as Actuant’s Chairman of the Board, replacing Robert C. Arzbaecher who will remain a member of the Board. Mr. Peterson has been on the Actuant Board of Directors since 2003, and has been Actuant’s lead independent director since 2015.

“We are excited to welcome Randy to Actuant,” commented Peterson. “He brings a wealth of experience from a variety of leadership roles in multiple industrial companies with revenues and complexity greater than Actuant. His demonstrated success in driving new product development and strong organic growth, along with superior customer and global market knowledge, was a differentiator to Actuant’s CEO search committee. He is a proven, results-oriented leader with the strategic, operational and talent development skills required to inspire the organization and deliver shareholder value.”

Mr. Baker has nearly 30 years of industrial experience, including serving in numerous executive roles of increasing responsibility and depth. From 2009 to 2015 he was with Joy Global, Inc.(“Joy”), most recently as Chief Operating Officer. Prior to Joy, Mr. Baker was an executive with Case New Holland (“CNH”) from 2004 to 2009, holding a variety of roles including President and CEO of their agriculture equipment business. Prior to CNH, Mr. Baker had diverse leadership roles at Komatsu America Corporation, Ingersoll-Rand, and Sandvik Corporation.

“Actuant is a great industrial company with outstanding diversity, market-leading brands and technologies as well as deep and long-standing customer relationships,” stated Baker. “I am humbled to be given the opportunity to lead it going forward and to help deliver superior results for stakeholders.”

Mr. Peterson continued, “The Board of Directors would like to thank Bob Arzbaecher for assuming the role of interim CEO and for the leadership he provided during the last six months. His company knowledge and steady hand allowed the Board of Directors to confidently focus on a robust CEO search process without time pressure. The Board of Directors also determined this CEO transition was the opportune time to appoint an independent director as Chairman of the Board. Bob’s leadership and involvement in Actuant since its creation in 2000 has created substantial shareholder value, and we look forward to his continued counsel and leadership as a director.”

About Actuant

Actuant Corporation is a diversified industrial company serving customers from operations in more than 30 countries. The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic tools and solutions, specialized products and services for energy markets and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its businesses, visit the Company's website at www.actuant.com.